                Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 10, 2025	NYSE: NGS

Natural Gas Services Group, Inc.
Reports Third Quarter 2025 Financial and Operating Results;
Increases 2025 Adjusted EBITDA Guidance

MIDLAND, Texas November 10, 2025 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended September 30, 2025. The Company also provided updated guidance today, increasing both the low- and high-end of its full-year 2025 Adjusted EBITDA guidance to $78 - $81 million (from $76 - $80 million), citing continued strength in its business and contracted large horsepower unit deployments in the second half of 2025.

Third Quarter 2025 and Recent Highlights
•Rental revenue of $41.5 million for the third quarter of 2025 representing a 11.1% year-over-year increase and a 4.9% sequential increase compared to the period ended June 30, 2025.
•Net income of $5.8 million, or $0.46 per diluted share, for the third quarter of 2025 compared to net income of $5.0 million or $0.40 per diluted share for the comparable period in 2024; net income up $0.6 million or 11.5% sequentially.
•Adjusted EBITDA of $20.8 million for the third quarter of 2025, representing a 14.6% year-over-year increase and up 6.0% sequentially. See Non-GAAP Financial Measures – Adjusted EBITDA, below.
•Leverage ratio at September 30, 2025, was 2.50x.
•Increased quarterly cash dividend to $0.11 per share from $0.10 per share in the previous quarter, underscoring confidence in cash generation and a disciplined capital allocation strategy.

Management Commentary and Outlook
"NGS delivered another strong quarter, extending our momentum and reinforcing the durability of our business model," said Justin Jacobs, Chief Executive Officer. "We achieved record performance across several key metrics, driven by first-rate field execution and strong technology-enabled uptime. Our operational excellence continues to position NGS as a leader in large horsepower compression."

"This quarter, we increased our rental fleet by 27,000 horsepower as customers expanded compression needs across key basins. We also announced that Devon Energy now accounts for more than 10 percent of our revenue, underscoring the trust and long-term partnerships we have cultivated through proven performance and reliability. Supported by these fleet additions, we delivered record rented horsepower, record utilization, and a roughly 15 percent year-over-year increase in Adjusted EBITDA."

"The strength of our third-quarter performance provided the foundation for another upward revision to our full-year 2025 Adjusted EBITDA guidance to a range of $78 to $81 million. In addition, our decision to increase the quarterly dividend by 10 percent demonstrates our commitment to returning capital to shareholders while continuing to invest in future growth."

"Looking to 2026, we are advancing our plan to deliver approximately 90,000 horsepower in large horsepower and electric motor drive compression, with unit deployments progressing into the first quarter. With a robust opportunity pipeline, strong quote activity, and rising demand for compression tied to data centers, LNG infrastructure, and expanding electricity needs, NGS is well-positioned to build on its momentum and deliver sustainable value for our shareholders."

                Exhibit 99.1

Corporate Guidance — 2025 Outlook

Driven by strong first-half results, contractual large horsepower additions, and continued confidence in our ability to execute our strategy, the Company raises its full-year 2025 Adjusted EBITDA guidance to $78 - $81 million.

The Company expects 2025 growth capital expenditures of $95 - $110 million, which consists of new units under contract. Furthermore, we invest capital in new units only when we have a multi-year contract. The revision incorporates clearer timing for growth capex in the fourth quarter of 2025 and early 2026 tied to the deployment of approximately 90,000 horsepower. Customer deployments remain on schedule and the timing of deployments as previously noted is heavily weighted to the second half of 2025 and early 2026. Additionally, the Company anticipates 2025 maintenance expenditures of $11 - $14 million and its target return on invested capital of 20% remains unchanged.

Outlook
NEW FY 2025 Adjusted EBITDA	$78 million - $81 million
FY 2025 Growth Capital Expenditures	$95 million - $110 million
FY 2025 Maintenance Capital Expenditures	$11 million - $14 million
Target Return on Invested Capital	At least 20%

2025 Third Quarter Financial Results

Revenue: Total revenue for the three months ended September 30, 2025, increased 6.7% to $43.4 million from $40.7 million for the three months ended September 30, 2024. This increase was solely attributable to higher rental revenues for the comparable periods. Rental revenue increased 11.1% to $41.5 million from $37.4 million in the third quarter of 2025 due to the addition of higher horsepower packages and pricing improvements. As of September 30, 2025, we had 526,015 rented horsepower (1,235 utilized units) compared to 475,534 horsepower (1,229 utilized units) as of September 30, 2024, reflecting a 10.6% increase in total utilized horsepower.

Gross Margins and Adjusted Gross Margins: Total gross margins, including depreciation expense increased to $16.7 million for the three months ended September 30, 2025, compared to $14.9 million for the same period in 2024 and increased on a sequential basis from $15.4 million for the three months ended June 30, 2025. Total adjusted gross margin, exclusive of depreciation expense, increased to $25.8 million for the three months ended September 30, 2025, compared to $22.9 million for the same period in 2024. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.

Operating Income: Operating income for the three months ended September 30, 2025, was $10.8 million compared to operating income of $9.5 million for the comparable 2024 period. On a sequential basis, operating income increased $0.8 million compared to $9.9 million for the period ended June 30, 2025.

Net Income: Net income for the three months ended September 30, 2025, was $5.8 million, or $0.46 per diluted share, compared to net income of $5.0 million, or $0.40 per diluted share, for the comparable 2024 period. On a sequential basis, net income increased $0.6 million when compared to net income of $5.2 million, or $0.41 per diluted share, in the second quarter of 2025. The year-over-year and sequential increases in net income were driven by the increases in rental revenue and the associated gross margin impact, partially offset by higher selling, general and administrative expenses and rental equipment depreciation.

Cash Flows: For the three months ended September 30, 2025, cash flows provided by operating activities were $16.8 million, while cash flows used in investing activities was $41.9 million. This compares to cash flows from operating activities of $25.9 million and cash flows used in investing activities of $28.8 million for the comparable three-month period in 2024. The 2024 period included substantial collections of aged accounts receivable and a higher level of accounts payable financing. Cash flow used in investing activities during the third quarter of 2025 included $41.9 million in capital expenditures.

Adjusted EBITDA: Adjusted EBITDA increased 14.6% to $20.8 million for the three months ended September 30, 2025, from $18.2 million for the same period in 2024. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 6.0% when compared to $19.7 million for the three months ended June 30, 2025.

Debt: Outstanding debt on our revolving credit facility as of September 30, 2025, was $208.0 million. Our leverage ratio as of September 30, 2025, was 2.50x and our fixed charge coverage ratio was 3.55x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

                Exhibit 99.1

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
	(in thousands)
Rental	$37,350	$38,226	$38,910	$39,580	$41,502
Sales	1,843	997	1,927	750	471
Aftermarket services	1,493	1,435	546	1,052	1,428
Total	$40,686	$40,658	$41,383	$41,382	$43,401

	Gross Margin
	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
	(in thousands)
Rental	$15,043	$14,865	$15,634	$15,294	$16,508
Sales	(258)	(531)	(181)	(254)	(75)
Aftermarket services	151	296	264	310	244
Total	$14,936	$14,630	$15,717	$15,350	$16,677

	Adjusted Gross Margin (1)
	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
	(in thousands)
Rental	$22,908	$23,107	$24,070	$24,052	$25,532
Sales	(185)	(449)	(89)	(161)	23
Aftermarket services	169	321	275	332	273
Total	$22,892	$22,979	$24,256	$24,223	$25,828

	Adjusted Gross Margin %
	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Rental	61.3%	60.4%	61.9%	60.8%	61.5%
Sales	(10.0)%	(45.0)%	(4.6)%	(21.5)%	4.9%
Aftermarket services	11.3%	22.4%	50.4%	31.6%	19.1%
Total	56.3%	56.5%	58.6%	58.5%	59.5%

                Exhibit 99.1

	Compression Statistics (at end of period):
	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Horsepower Utilized	475,534	491,756	492,679	498,651	526,015
Total Horsepower	579,699	598,840	603,391	596,322	625,686
Horsepower Utilization	82.0%	82.1%	81.7%	83.6%	84.1%

Units Utilized	1,229	1,208	1,202	1,198	1,235
Total Units	1,909	1,912	1,916	1,833	1,891
Unit Utilization	64.4%	63.2%	62.7%	65.4%	65.3%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

                Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.

The following table shows gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
	(in thousands)
Total revenue	$40,686	$40,658	$41,383	$41,382	$43,401
Costs of revenue, exclusive of depreciation	(17,794)	(17,679)	(17,127)	(17,159)	(17,573)
Depreciation allocable to costs of revenue	(7,956)	(8,349)	(8,539)	(8,873)	(9,151)
Gross margin	14,936	14,630	15,717	15,350	16,677
Depreciation allocable to costs of revenue	7,956	8,349	8,539	8,873	9,151
Adjusted Gross Margin	$22,892	$22,979	$24,256	$24,223	$25,828

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.

                Exhibit 99.1

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
	(in thousands)
Net income	$5,014	$2,865	$4,854	$5,188	$5,784
Interest expense	3,045	3,015	3,170	3,243	3,414
Income tax expense (benefit)	1,383	283	1,482	1,597	1,779
Depreciation and amortization	8,086	8,469	8,636	8,969	9,249
Impairments	136	705	—	—	—
Inventory allowance	—	1,863	61	—	—
Retirement of rental equipment	—	23	728	—	—
Severance and restructuring charges	—	—	—	89	—
Stock-based compensation	522	783	359	579	612
Adjusted EBITDA	$18,186	$18,006	$19,290	$19,665	$20,838

Conference Call Details: The Company will host a conference call to review its third-quarter results on Tuesday, November 11, 2025 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

                Exhibit 99.1

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as "could," “may,” "will," “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.

While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:

•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$—	$2,142
Trade accounts receivable, net of provision for credit losses	13,610	15,626
Inventory, net of allowance for obsolescence	21,508	18,051
Federal income tax receivable	11,427	11,282
Prepaid expenses and other	2,227	1,075
Assets held for sale	2,227	—
Total current assets	50,999	48,176
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	479,375	415,021
Property and equipment, net of accumulated depreciation	22,514	22,989
Other assets	9,419	6,342
Total assets	$562,307	$492,528
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,273	$9,670
Accrued liabilities	15,522	7,688
Total current liabilities	27,795	17,358
Long-term debt	208,000	170,000
Deferred income taxes	50,673	45,873
Other long-term liabilities	4,418	4,240
Total liabilities	290,886	237,471
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,864 and 13,762 shares issued, respectively	138	138
Additional paid-in capital	120,222	118,415
Retained earnings	166,065	151,508
Treasury shares, at cost, 1,310 shares for each of the dates presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	271,421	255,057
Total liabilities and stockholders’ equity	$562,307	$492,528

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Rental	$41,502	$37,350	$119,992	$106,010
Sales	471	1,843	3,148	6,616
Aftermarket services	1,428	1,493	3,026	3,458
Total revenue	43,401	40,686	126,166	116,084
Cost of revenue (excluding depreciation and amortization):
Rental	15,970	14,442	46,338	41,784
Sales	448	2,028	3,375	6,457
Aftermarket services	1,155	1,324	2,146	2,836
Total cost of revenues (excluding depreciation and amortization)	17,573	17,794	51,859	51,077
Selling, general and administrative expense	5,870	5,459	16,702	15,181
Depreciation and amortization	9,249	8,086	26,854	22,878
Impairments	—	136	—	136
Inventory allowance	—	—	61	—
Retirement of rental equipment	—	—	728	5
Gain on disposition of assets, net	(46)	(246)	(224)	(475)
Total operating costs and expenses	32,646	31,229	95,980	88,802
Operating income	10,755	9,457	30,186	27,282
Other income (expense):
Interest expense	(3,414)	(3,045)	(9,827)	(8,912)
Other income (expense)	222	(15)	325	148
Total other income (expense), net	(3,192)	(3,060)	(9,502)	(8,764)
Income before income taxes	7,563	6,397	20,684	18,518
Provision for income taxes	(1,779)	(1,383)	(4,858)	(4,156)
Net income	$5,784	$5,014	$15,826	$14,362
Earnings per share:
Basic	$0.46	$0.40	$1.26	$1.16
Diluted	$0.46	$0.40	$1.25	$1.15
Weighted average shares outstanding:
Basic	12,544	12,427	12,529	12,404
Diluted	12,685	12,526	12,679	12,511

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,784	$5,014	$15,826	$14,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,249	8,086	26,854	22,878
Impairments	—	136	—	136
Inventory allowance	—	—	61	—
Retirement of rental equipment	—	—	728	5
Gain on disposition of assets, net	(46)	(246)	(224)	(475)
Amortization of debt issuance costs	332	215	838	530
Deferred income taxes	1,789	1,401	4,800	4,055
Stock-based compensation	612	522	1,550	1,038
Provision for credit losses	33	146	241	433
Gain on company owned life insurance	(40)	21	(57)	(152)
Changes in operating assets and liabilities:
Trade accounts receivables	99	8,046	1,775	13,944
Inventory	(3,174)	(27)	(3,518)	1,122
Prepaid expenses and prepaid income taxes	600	(200)	(1,297)	(1,025)
Accounts payable and accrued liabilities	3,374	3,846	3,887	853
Other	(1,813)	(1,042)	(2,402)	(667)
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,799	25,918	49,062	57,037
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(41,861)	(29,088)	(86,926)	(57,350)
Purchase of company owned life insurance	—	4	—	(13)
Proceeds received from insurance for damages to equipment	(3)	—	96	—
Proceeds from disposition of assets, net	5	149	9	504
Proceeds from surrender of company owned life insurance	—	135	—	178
NET CASH USED IN INVESTING ACTIVITIES	(41,859)	(28,800)	(86,821)	(56,681)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	27,000	—	48,122	8,000
Repayments of credit facility borrowings	(1,000)	—	(10,122)	(9,000)
Payments of other long-term liabilities	—	(237)	—	(622)
Payments of debt issuance costs	(91)	(77)	(1,278)	(962)
Proceeds from exercise of stock options	80	70	155	70
Payment of dividends	(1,254)	—	(1,254)	—
Taxes paid related to net share settlement of equity awards	—	(80)	(6)	(178)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	24,735	(324)	35,617	(2,692)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(325)	(3,206)	(2,142)	(2,336)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	325	3,616	2,142	2,746
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$410	$—	$410
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,685	$3,987	$10,722	$14,445
Income taxes paid	$188	$—	$204	$—
NON-CASH TRANSACTIONS:
Accrued purchases of property and equipment	$(314)	$—	$6,940	$—
Right of use assets acquired through an finance lease	$—	$423	$—	$2,174
Right of use assets acquired through an operating lease	$1,053	$520	$1,053	$520